UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 4, 2007 (October 4, 2007)

St. Mary Land & Exploration Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1776 Lincoln Street, Suite 700, Denver, Colorado 80203
(Address of principal executive offices)                                                                                     (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In conjunction with closing the South Texas acquisition reported under Item 8.01 below, St. Mary Land & Exploration Company (“the Company” or “St. Mary”) increased the Company’s aggregate borrowing base under its existing bank credit facility from $1.10 billion to $1.25 billion.  The Company borrowed $135 million against its existing bank credit facility to fund the acquisition.  The terms of the facility are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

Item 8.01                      Other Events.

On October 4, 2007, St. Mary announced that it completed the previously announced $153 million acquisition of certain oil and gas properties located in South Texas from Rockford Energy Partners II, LLC.  The acquired properties target natural gas in the Olmos formation.  The net cash paid at closing was $151 million as a result of customary closing adjustments to account for activity between the effective date and the closing date.  The acquisition was funded with cash on hand and borrowings under the Company’s existing credit facility.  A copy of the press release announcing the completion of the acquisition is filed as Exhibit 99.1 to this report.  The acquisition was consummated pursuant to a Purchase and Sale Agreement dated August 2, 2007, which was previously reported in a Current Report on Form 8-K filed by the Company on August 8, 2007, and is filed as Exhibit 2.1 to this report.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed as part of this report:

Exhibit 2.1	Purchase and Sale Agreement dated August 2, 2007, among Rockford Energy Partners II, LLC and St. Mary Land & Exploration Company.

Exhibit 99.1	Press release of St. Mary Land & Exploration Company dated October 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ST. MARY LAND & EXPLORATION COMPANY

Date:  October 4, 2007                                                   By: /s/ MARK T. SOLOMON
           Mark T. Solomon
           Controller